EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Capital Title Group, Inc.

We consent to the incorporation by reference in the Registration Statements Nos. 333-66375 and 333-112982 on Form S-8 of Capital Title Group, Inc. of our report dated February 16, 2004 with respect to the consolidated balance sheets of Capital Title Group, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Capital Title Group, Inc.

Our report refers to the Company adopting the provisions of Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, which changed the Company’s method of accounting for goodwill and other intangible assets effective January 1, 2002.

/s/    KPMG LLP

Phoenix, Arizona

March 2, 2004